Exhibit 99.1

iGATE Corporation Announces Extension of the Exchange Offer

for its 9% Senior Notes Due 2016

FREMONT, Calif., Jan. 11, 2012 — iGATE Corporation (iGATE or the Company) (NASDAQ: IGTE), the integrated technology and operations Company providing Business Outcomes based solutions under the brand name iGATE Patni, announced today that it has extended its exchange offer of its 9% Senior Notes due 2016, which have been registered under the Securities Act of 1933, as amended, for all outstanding 9% Senior Notes due 2016 (the “outstanding notes”) that were issued and sold by iGATE Corporation in April 2011 in a private placement offering.

The exchange offer, previously scheduled to expire on January 10, 2012 at 5:00 p.m., New York City time, will now expire on January 12, 2012, at 5:00 p.m., New York City time, unless further extended by iGATE Corporation.

Approximately $769,674,000 in aggregate principal amount, or 99.9%, of the outstanding notes were tendered in the applicable exchange offer as of 5:00 p.m., New York City time, on January 10, 2012. The extension is intended to allow additional time for holders of the remaining outstanding notes to tender their outstanding notes in the exchange offer.

Copies of the exchange offers prospectus and letter of transmittal may be obtained from the Exchange Agent, Wilmington Trust, National Association at (302) 636-6181.

This announcement is not an offer to sell any securities or a solicitation of any offer to buy any securities. The exchange offer will be made only by means of a written prospectus.

About iGATE Patni

‘iGATE Patni’ is the common brand identity of two organizations — iGATE and Patni. With iGATE Corporation having acquired a majority stake in Patni Computer Systems Limited, the two companies, under the common brand iGATE Patni, provide full-spectrum consulting, technology and business process outsourcing, and product engineering services on a Business Outcomes-based model. Armed with over three decades of IT Services experience and powered by the iTOPS (Integrated Technology and Operations) platform, iGATE Patni’s multi-location global organization with a talent pool of 26000+ people, consistently delivers effective solutions to over 360 Fortune 1000 clients spanning across verticals like: banking & financial services; insurance & healthcare; life sciences; manufacturing, retail, distribution & logistics; media, entertainment leisure & travel; communication, energy & utilities; public sector; and independent software vendors. Visit: www.igatepatni.com.

iGATE Corporation is listed on NASDAQ (IGTE), and Patni Computer Systems Limited on BSE (532517), NSE (PATNI) and NYSE (PTI).

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding iGATE Patni’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

Investor Contact	Media Contact

Araceli Roiz	Prabhanjan Deshpande “PD”
+1 (510) 896 3007	+91 80 4104 5006
Araceli.roiz@igatepatni.com	PD@igatepatni.com